Exhibit 21.1

SUBSIDIARIES OF REGENERON PHARMACEUTICALS, INC.

Name of Subsidiary*	State or Other Jurisdiction of Incorporation or Organization
OSMR Holdings	Bermuda
OSMR International	Bermuda
Regeneron Capital International B.V.	The Netherlands
Regeneron Genetics Center LLC	Delaware
Regeneron Healthcare Solutions, Inc.	New York
Regeneron International	Ireland
Regeneron International Holdings LLC	Delaware
Regeneron Ireland	Ireland
Regeneron Ireland Holdings	Ireland
Regeneron UK Limited	United Kingdom

_____________
* Directly or indirectly wholly owned by Regeneron Pharmaceuticals, Inc.